                    MINNESOTA POWER ELECTRIC UTILITY
                              OPERATIONS
                         ANNUAL INCENTIVE PLAN











                        EFFECTIVE JANUARY 1, 1995

                           TABLE OF CONTENTS


                                                         Page



     Electric Utility Operations (EUO) Annual               1
     Incentive Plan

     Appendix A - EUO Plan Illustration                   A-1

     Appendix B - Definition of Plan Measurements         B-1

     Appendix C - Payment/Deferral Options and            C-1
                  Administration

I.        INTRODUCTION

          This amended and restated Minnesota Power & Light Company (Company) Annual Incentive Plan (Plan) for a select group of Electric Utility Operations (EUO) management employees is made effective as of January 1, 1995. This Plan supersedes and replaces the Minnesota Power and Affiliated Company Amended and Restated Incentive Compensation Plan dated January 1, 1994.

II.       PLAN PURPOSES

     . Provide a meaningful and competitive incentive opportunity geared to the achievement of specified internal and external corporate, business unit, and strategic goals.

     . Vary performance criteria/goals and incentive award amounts to reflect differences in business unit and individual participant challenges and accomplishments.

III.      CONCEPT

          An annual incentive plan for key management employees where the award opportunity is set at the beginning of each year. Actual payments are based on the achievement of corporate (both internal and external), business unit, and strategic goals.

IV.       PARTICIPATION

          Participation will be limited to those Key individuals whose actions can have a substantial impact on Minnesota Power's success. This group will consist of the officer group, directors, and management employees in salary grades I and above.

V.        INCENTIVE OPPORTUNITIES

          A threshold, target, and maximum award opportunity will be established for each salary range grouping. The "target" award will be earned for achievement of above average performance (60th percentile) as compared to the specified peer groups and for achievement of budgeted performance of the electric utility group. "Threshold" and "maximum" performance award levels then will be developed in relation to the target performance award levels.

          The following table states the base award opportunity, as a percent of base salary, for each management group and is exclusive of the strategic award opportunity available for participants in salary grades VIII and above. Actual participant awards can vary from 0 to 120 percent of the base award opportunity depending upon actual corporate and business unit performance.


          ---------------------------------------------------------------
          Salary Grade             Base Award Opportunities<F1>
          ---------------------------------------------------------------
          VIII-IX                            40%
          VI-VII                             30%
          IV-V                               25%
          I-III                              15%

          -------------------------------------------
          <F1> As a percent of base salary.

          ---------------------------------------------------------------

          The Chief Executive Officer will suggest, and the Compensation Committee will determine, the treatment of "extraordinary" gains or losses and their impact on earnings per share (EPS) and operating income in the Plan. Where possible, this determination will be made prior to establishing the annual targets for EPS and operating income.

VI.       PERFORMANCE APPORTIONMENT

          Performance will be assessed at two levels - corporate and business unit. Corporate performance will be divided into internal and external measures. The Chief Executive Officer will recommend, and the Compensation Committee will approve, the weighting of incentive opportunity. This apportionment will be determined by salary grade and will be the same for each participant within that salary grade. A participant's total incentive award will be equal to the sum of the amounts earned from each portion of the incentive opportunity. The weighting is illustrated below.

          ---------------------------------------------------------
                    Corporate
                    Performance
          Salary    -----------------------       Business Unit
          Grade     Internal       External       Performance
          ---------------------------------------------------------
          VIII-IX   25.0%          25.0%          50.0%
          I-VII     12.5%          12.5%          75.0%
          ---------------------------------------------------------

VII.      INTERNAL CORPORATE PERFORMANCE

          Internal corporate performance will be measured based on earnings per share (EPS). At the beginning of each plan year, a "target" EPS goal will be established for the Company. "Threshold" and "maximum" performance levels, for incentive award determination purposes, will be set up in relation to this performance target.

          EPS for the plan year must equal or exceed the "threshold" level of performance before any incentive award is earned from this performance measure. The "maximum" performance level, when achieved, will produce the maximum incentive award opportunity achievable from the EPS portion, as illustrated below.

          ---------------------------------------------------------
                                        Percent of Corporate Internal
          Performance         EPS       Performance Award Earned
          ---------------------------------------------------------
          Maximum             $              120%
                               -----
          Target              $               60%
                               -----
          Threshold           $               25%
                               -----
          Below Threshold                      0%
          ---------------------------------------------------------

          Straight line interpolation will be used for determining results between those specified in the table.


VIII.     EXTERNAL CORPORATE PERFORMANCE

          External corporate performance will be based upon Minnesota Power's total shareholder return (TSR), as measured against both a diversified electric utility peer group consisting of the ten companies identified in Appendix B (60% weighting) and the S&P 500 (40%
          weighting). TSR is defined in Appendix B. Minnesota Power's TSR performance will be determined relative to the two peer groups based on a ranking illustrated in the following table.

          Peer Group
          Percentile Ranking

          TSR to
          S&P 500
          (40%                           Percent of External Corporate
          Weighting)                       Performance Award Earned
          > or = 90th percentile        48%       63%       84%       120%
          60th percentile               24%       39%       60%        96%
          40th percentile               10%       25%       46%        82%
          <  40th percentile             0%       15%       36%        72%
                                        <4     > or = 4   > or = 6   > or = 9
                                    companies  companies  companies  companies

                              TSR to Diversified
                              Utility Peer Group
                              (60% weighting)

          Straight-line interpolation will be used for determining results between those specified in the table. No payouts will be made if TSR performance is below the 40th percentile in the S&P 500 and TSR performance is less than that of 4 companies in the utility peer group.


IX.       BUSINESS UNIT PERFORMANCE

          Business unit goals will be based equally upon internal operating income and annual percentage change in cost/kwh measured against the electric utility peer group identified in Appendix B. At the beginning of each plan year, a target operating income goal will be established. Threshold and maximum performance levels also will be determined. A matrix will then be established to define award opportunities based on various levels of achievement as illustrated in the following table.

          Annual %
          Change in
          Cost/kwh            Percent of Business Unit
          (50%                Performance Award Earned
          weighting)
          >  or = 9
          companies           60%       73%            90%       120%
          >  or = 6
          companies           30%       43%            60%        90%
          >  or = 4
          companies           13%       25%            43%        73%
          < 4
          companies            0%       13%            30%        60%

                                        $(Threshold)   $(Target) $(Maximum)
                                        ------------   --------- ----------

                              Operating Income
                              (50% weighting)

          Straight-line interpolation will be used for determining results between those specified in the table. No payouts will be made if performance is below threshold and performance is less than that of 4 companies in the utility peer group.


X.        STRATEGIC AWARD

          The purpose of including a strategic award opportunity is to recognize individual performance and to reward those contributions that may not be adequately reflected by financial measures. The strategic award will be available to participants in salary grade VIII and above only and will consist of an additional opportunity of up to 10 percent of base salary at the end of the Plan year in which the award is earned.

          At the beginning of the plan year, the specific strategic goals will be set forth by the Chief Executive Officer. Following year end, the Chief Executive Officer, with the approval of the Compensation Committee, shall determine the extent to which the strategic goals have been accomplished.

XI.       FINAL AWARD DETERMINATION

          See Appendix A for an illustrative award calculation.

XII.      FORM AND TIMING OF PAYMENT

          Cash awards will be paid as soon as practical following approval of award amounts by the Compensation Committee. No portion of the award shall be paid in employer stock.

XIII.     AWARD DEFERRAL

          Each participant may elect to defer receipt of all or a portion of his or her earned award. The election must be made prior to the beginning of the year in which the award is earned. The terms related to such deferrals will correspond to those provisions specified in Appendix C.

XIV.      TERMINATION OF EMPLOYMENT DUE TO RETIREMENT, DEATH, OR DISABILITY

          If a participant's employment is terminated due to retirement, death, or active employment is terminated due to disability during a plan year, the award earned shall be prorated based on the number of months of participation within the plan year and be based upon performance determined at year end.

XV.       TERMINATION FOR ANY OTHER REASON

          Termination of employment for reasons other than retirement, death, or disability before the end of a plan year will result in forfeiture of any associated award opportunity. However, the Chief Executive Officer, with the approval of the Compensation Committee, may waive such forfeiture provision.

XVI.      TAX TREATMENT

          Award payments are taxable to the participant in the year of receipt.

XVII.     WITHHOLDING TAXES

          The Company will have the right to deduct any Federal, state, or local taxes required by law to be withheld.

XVIII.    BENEFICIARY DESIGNATION

          A participant may name a beneficiary or beneficiaries to whom any benefit under this Plan is to be paid in the event of death.

XIX.      EFFECT ON EMPLOYEE BENEFIT PLANS

          Payments from this Plan shall not be included in calculating the amount of employee benefits to be paid under the terms of any of the Company's qualified employee benefit plans. Payments will be included for calculating benefits under the Supplemental Executive Retirement Plan (SERP).

XX.       PARTICIPANT RIGHTS

          Participation in this Plan shall not interfere with the Company's right to terminate any participant's employment at any time. Rights or interests of any participants in this Plan are nontransferable.

XXI.      PLAN ADMINISTRATION

          The Executive Compensation Committee of the Board of Directors will have responsibility for administration of the Plan in accordance with the provisions of the Plan, as specified in this Plan document and these administrative plan specifications.

XXII.     PLAN AMENDMENTS

          The Compensation Committee may, in its sole discretion, modify, amend, suspend, or terminate, in whole or in part, any or all of the provisions of the Plan. However, no modification, amendment, suspension, or termination may adversely affect a payment or distribution accrued or credited to a participant.

XXIII.    BINDING AGREEMENT

          The provisions of the Plan shall be binding upon the Participant, his or her heirs, personal representatives and beneficiaries, and subject to the rights granted to amend or terminate the Plan, the provisions of the Plan shall also be binding upon the Company, its successors and assigns.

XXIV.     CONTRACTUAL OBLIGATIONS

          It is intended that the Company is under a contractual obligation to make payments to Participants or their beneficiaries from the general funds and assets of the Company in accordance with the terms and conditions of the Plan. A Participant or his/her beneficiary shall have no rights to such payments, other than as a general, unsecured creditor of the Company.

          This Minnesota Power Electric Utility Operations Annual Incentive Plan has been approved, and is effective, as of January 1, 1995.

                                        MINNESOTA POWER


                                        By         Arend J. Sandbulte
                                           -----------------------------------
                                               Its Chief Executive Officer
Attest:

By        Philip R. Halverson
   -----------------------------------
             Its Secretary

Appendix A - EUO Plan Illustration




The following illustrates application of the Plan.

Assumptions


.    Participant (salary grade VI-VII)                      Vice President

.    Salary for 1995                                              $100,000

.    Base award opportunity                                           30%

.    Internal corporate performance (12.5%)                 Maximum - 120%
                                                            (EPS at $2.60)

.    External corporate performance (12.5%)                   Target - 60%
                                                         (both peer groups
                                                       at 60th percentile)

.    Overall business unit performance (75%)               Threshold - 25%
                                                          (threshold level
                                                           for both goals)

Calculation of Award


                 Base         Base      Performance    Performance    Award
                Salary        Award     Apportionment  Achievement
Internal       $100,000  x    30%  x    12.5%     x    120%      =     $4,500
corporate
portion

External       $100,000  x    30%  x    12.5%     x    60%       =     $2,250
corporate
portion

EUO
portion        $100,000  x    30%  x      75%     x    25%       =     $5,625

                                                                      $12,375
                                                                      =======

Appendix B - Definition of Plan Measurements


The diversified electric utility peer group used to compare TSR (60% weighting) in the external corporate performance measure and to compare annual percentage change in cost/kwh in the business unit performance measure is:

IES Industries, Inc.
Interstate Power Company
Iowa-Illinois Gas & Electric
Madison Gas & Electric Company
Midwest Resources
Northern States Power Company
Otter Tail Power Company
Wisconsin Energy Corporation
Wisconsin Public Service Corporation
WPL Holdings, Inc.

Performance Measures Definition


.    TSR is defined as:

       TSR = Stock price appreciation + reinvested dividends
             -----------------------------------------------
                         Initial stock price

The TSR is determined by means of combining the change in stock price over the plan year with dividends which are assumed to be reinvested on each dividend date.

- Stock prices for the beginning and end of the one-year period are the closing prices on the New York Stock Exchange on the last business day of the period (last business day prior to the start of the period for the beginning prices).

- Dividends are assumed to be reinvested on the ex-dividend date at the closing stock prices on that date.

- Calculation of TSR for the S&P 500 group is based on the companies included in the S&P 500 Index as of the end of the period.

.    Annual percentage change in cost/kwh is defined as:

     The dollar amount of O&M expense (adjusted as discussed below) incurred by the Company for each kwh sold

This performance measure reflects the change in operating and maintenance expenses incurred by the Company expressed in cents per kwh. O&M expenses exclude fuel, P&I power, taxes, and

Appendix B - Definition of Plan Measurements

depreciation, but include an amount equal to the O&M component (the current MAPP rate) of net purchased and interchanged power.

Cost/kwh =          O&M expenses, as defined above
               +     (___ mills x net purchased
                     and interchanged power in)
                    ---------------------------
                         Total kwh sales

     Performance based on this measure is calculated on an annual percentage rate of change. The lowest percentage change rate, when compared to other companies in the group, indicates the best performance.

In computing these performance measures, the most recent data published by each utility in the comparator group applicable to the plan year will be used for purposes of determining results. If the most recent data are different data from data used previously (due to restatement, etc), the latest data will be used for the current plan year in determining such year's awards, but no retroactive adjustments will be made relative to awards made previously.

Appendix C - Payment/Deferral Options


     Except as hereinafter specifically provided, participants will be given the following options to receive their award:

     a)   current payment of all or a portion of the award

     b) payment deferred to a date specified by the participant (at which time such award shall be paid in full), with the latest deferral date to be the earlier of (i) six months after the participant's seventieth birthday or (ii) such date selected by the participant up to five years after the date of the participant's retirement; or

     c)   payment deferred to the earlier to occur of the following events:

          (i) The retirement of the participant or, if elected up to five years after retirement, but in no event later than age 70 1/2 (in which case the participant may also elect to receive the award in equal monthly installments commencing on the first day of the month following the date of the participant's retirement or anniversary thereof if so elected, and continuing thereafter for a period of fifteen (15), ten (10) or five (5) years, as is elected by the participant).

          (ii)  the death of the participant,

          (iii) the termination of the participant's employment.

     The foregoing Elections must be made in writing to the Executive Compensation Committee prior to the end of the calendar year preceding the year in which the award is earned. Such election shall be irrevocable.

     Participants who elect to receive their awards currently will be paid the amount of their awards plus interest from January 1 following the Plan year to the payment date, at the rate of 8 percent per annum.

     Participants who elect to defer their awards will have the following three options available under which their awards can be deferred (with the irrevocable election of an option being made contemporaneously with the election to defer):

          a) Deferral in accordance with the participant's commitment under the Company's Executive Investment Plan I or Executive Investment Plan II. Amounts will be credited to the participant's account under such Plan(s) effective January 1 following the Plan year.

          b) Deferral with interest paid on all amounts deferred effective January 1 following the Plan year at a fixed rate of 8 percent per annum.

          c) Deferral with interest paid on all amounts deferred effective January 1 following the Plan year to the award payment date at the rate of 8 percent per annum and thereafter for the deferral period on all amounts at a rate equivalent to the overall percentage return achieved as if the deferred amounts had been invested in any of the following Mutual Funds, which shall serve as a performance reference only:

            (i)     Nicholas Fund, Inc.

           (ii) Fidelity Magellan Fund (Amounts deferred into this Fund are subject to a 3% upfront sales charge)

          (iii)     Investment Advisors Incorporated (IAI) Emerging Growth
                    Fund

           (iv) Investment Advisors Incorporated (IAI) International Developed Market Fund

            (v)     Fidelity Balanced Fund

           (vi)     Vanguard Index Trust 500 Portfolio

          (vii)     Templeton International Emerging Market

     Participants who choose deferral under either b) or c) above are permitted annually to continue the accrual of interest on deferred awards using the interest rate alternative chosen one year earlier, or to switch to an alternate method of computing interest on all deferred awards during the succeeding year. This does not in any way affect the period of the deferral chosen by the participant.

     If payments to a participant are to be made in installments, then the unpaid amounts due to the participant shall continue to be credited based on the participant's annual elections.

     Notwithstanding anything to the contrary herein, if a participant dies while employed by the Company, or if a participant who has terminated employment dies before receiving all payments which such participant is entitled to receive pursuant to an election hereunder, the amount then standing to the credit of such participant under this Plan shall be paid in a single sum within the first 30 days of the calendar year following the date of the participant's death to the participant's beneficiary.

     In the event of a participant's financial hardship or unforeseen financial emergency, the Executive Compensation Committee, in its sole and absolute discretion may alter the timing or manner of payment of any benefits or deferred amounts to be paid pursuant to the Plan, (provided, however, any such alteration shall only occur with respect to these amounts reasonably required to alleviate the participant's financial hardship or unforeseen emergency). Financial hardship shall be deemed to have occurred in the event of the participant's impending bankruptcy, a participant's or defendant's long and serious illness or other events of similar magnitude. An unforeseeable financial emergency shall mean an unexpected need for cash arising from illness, casualty loss, sudden financial reversal or other such unforeseeable occurrence. Normal expenditures for the vocational or college education of a dependent, the purchase of a house or any similar expense, shall not be considered a financial hardship or an unforeseeable financial emergency. The Benefit Plans Committee's decision in passing upon the financial hardship or unforeseeable financial emergency of the participant, and the manner in which, if at all, the payment of any amounts pursuant to the Plan shall be altered or modified, shall be final, conclusive and not subject to appeal. The participant, the participant's spouse, if any, and the participant's beneficiary waive all claims against the Benefit Plans Committee for determinations made by the Benefit Plans Committee under this Section, and the participant shall have no claim or right to make up any amount distributed or transferred as a result of a determination of financial hardship or unforeseeable financial emergency by the Benefit Plans Committee pursuant to this Section. Any participant for whom the Benefit Plans Committee grants relief under this Section may not re-enter the Plan, or make any deferral of compensation under the Plan, until the Plan Year following the second anniversary of the date on which such relief is granted to such participant.

     If a participant's employment with the Company terminates for any reason other than retirement, death or disability, the balance then standing to the credit of such participant under this Plan, as of the end of the month immediately preceding or coincident with the date of termination of employment, shall be paid to the participant in a single sum upon the date of separation from service, or within 30 days thereafter. If a participant entitled to a benefit under this paragraph dies prior to receiving payment, then such payment shall be made to the participant's beneficiary.

     In years where deferred compensation elections are made available under Executive Investment Plans I & II, each participant shall be entitled to transfer unpaid awards under this plan as a Rollover Amount to the Minnesota Power and Affiliated Companies Executive Investment Plan I or the Minnesota Power and Affiliated Companies Executive Investment Plan II, all subject to the specific terms and restrictions in said Plans. Provided, however, the transfer of an unpaid award as a Rollover Amount shall not result in a deferral or acceleration of the date or dates on which such Rollover Amount would have been received had no transfer occurred.

     "Retire" and "retirement" as used in this Plan shall mean a termination of employment after attaining "Early Retirement Age" as defined in the Supplemental Retirement Plan.

     The administration of the Annual Incentive Plan will be under the overall responsibility of the Executive Compensation Committee of the Board of Directors. The Chief Executive Officer will be responsible for administering the Plan on a routine basis (computing awards, measuring performance of the comparator group, etc). Any revisions to the Plan will require review by the Executive Compensation Committee and approval of the Board of Directors. The Chief Executive Officer will involve those other individuals and departments as required in the full and complete administration of the Plan, in accordance with its terms.

     In administering the Plan, the Executive Compensation Committee will apply uniform rules to all participants similarly situated. If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing, within a reasonable period of time after receipt of the claim by the Plan, by registered or certified mail, of such denial, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the Plan's claim review procedure. The claimant also shall be advised that the claimant's duly authorized representative may request a review, by the Executive Compensation Committee, of the decision denying the claim by filing with the Executive Compensation Committee, within 65 days after such notice has been received by the claimant, a written request for such review, and that the claimant's duly authorized representative may review pertinent documents, and submit issues and comments in writing within the same 65-day period. If such request is so filed, such review shall be made by the Executive Compensation Committee within 60 days after receipt of such request; and the claimant shall be given written notice of the decision resulting from such review, and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

     The Executive Compensation Committee may make payment to any participant or any beneficiary of a participant, of any benefits or deferred amounts to be paid under the Plan, in advance of the date when otherwise due, if, based on a change in federal tax law or regulation, published rulings or similar announcements by the Internal Revenue Service, decision by a court of competent jurisdiction involving the Plan, or a closing agreement made under Section 7121 of the Internal Revenue Code of 1986 that involves the Plan, it determines that a participant or beneficiary will recognize income for federal income tax purposes with respect to amounts that are otherwise not then payable under the Plan. The Executive Compensation Committee may also make such payments to any participant, or beneficiary of a participant, in advance of the date when otherwise due, if it shall be determined that the Plan is subject to the requirements of Parts 2 and 3 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, because such Plan is not maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

     All payments to be made by the Company under the Plan shall be made to the participant, if living. Except as otherwise provided herein, in the event of a participant's death prior to the receipt of all payments hereunder, all subsequent payments to be made under the Plan shall be made to the beneficiary designated by the participant, and, unless otherwise specified in the participant's beneficiary designation, in the event a beneficiary dies before receiving all payments due to such beneficiary pursuant to this Plan, the then remaining payments shall be paid to the legal representatives of the beneficiary's estate. The participant shall designate a beneficiary, or during the participant's lifetime change such designation, by filing a written notice of such designation with the Company in such form and subject to such rules and regulations as the Executive Compensation Committee may prescribe. If the participant's payments constitute community property, then any beneficiary designation made by the participant other than a designation of such participant's spouse shall not be effective if any such beneficiary or beneficiaries are to receive more than fifty percent (50%) of the aggregate benefits payable hereunder, unless such spouse shall approve such designation in writing. If no beneficiary designation shall be in effect at the time when any benefits payable under this Plan shall become due, the benefit payments shall be made to the legal representative of the participant's estate.

     Notwithstanding any provisions in this Plan to the contrary, the Executive Compensation Committee may withhold any benefits payable to a beneficiary as a result of the death of the participant (or the death of any beneficiary designated by the participant) until such time as (i) the Committee is able to determine whether a generation-skipping transfer tax, as defined in Chapter 13 of the Internal Revenue Code of 1986, or any substitute provision therefor, is payable by the Company; and (ii) the Committee has determined the amount of generation-skipping transfer tax that is due, including interest thereon. If any such tax is payable, the Executive Compensation Committee shall reduce the benefits otherwise payable hereunder to such beneficiary by an amount equal to the generation-skipping transfer tax and any interest thereon that is payable as a result of the death in question.

     Benefits payable under the Plan are not in any way subject to the debts or other obligations of the persons entitled to those payments, whether the person is a participant or a beneficiary. Benefits under the Plan may not voluntarily or involuntarily be sold, transferred, or assigned.

                                   C-6